ADDENDUM NO. 3 TO LEASE

This is an Addendum to the Lease dated June 1, 1993 in which BioTime, Inc., a California corporation, is referred to as "Lessee." The following changes are hereby incorporated. In the event of a conflict of terms, those of this Addendum shall prevail.

1. The Premises are hereby expanded to include the entire building at 935 Pardee Street, Berkeley, California being approximately 8890 square feet on two levels, and its adjacent parking area. The additional space, comprising approximately 3,000 square feet, is referred to as the "Expansion Space."

2. Regarding Paragraph 1: The term shall be Five (5) years commencing April 1, 1999.

3. Regarding Paragraph 2: Rent shall be Five Thousand Five Hundred Dollars ($5,500.00) per month prior to Lessor's delivery of the Expansion Space to Lessee. Upon Lessee's possession of the Expansion Space, rent shall increase to Ten Thousand Dollars ($10,000.00) per month for the entire premises. If the Expansion Space is delivered to Lessee on a day other than the first day of a calendar month, the rent shall be prorated at the rate of Thirty-Seven Cents ($0.037) per square foot per day.

4. Regarding Paragraph 14: Lessee shall pay for all utilities and refuse collection.

5. Regarding Paragraph 29: Rental for any holding over shall be Eleven Thousand Dollars ($11,000.00) per month as stated in said paragraph.

6. Regarding Paragraph 33: On each anniversary of the lease, rent shall be increased according to the increase in the Consumer Price Index during the previous year, except that no single increase shall be less than three percent (3%) nor greater than seven percent (7%). The Consumer Price Index shall be the consumer price index (All Urban Consumers, base year 1982-84=100) for San Francisco Oakland - San Jose CMSA published by the United States Department of Labor, Bureau of Labor Statistics.

7. Regarding Paragraph 34: Lessee shall have one (1) option to extend the lease for an additional three (3) years on the same terms and conditions stated in said paragraph.

8. Possession: Lessor shall deliver possession of the Expansion Space to Lessee June 30, 1999 or on such earlier date on which the Expansion Space becomes vacant and meets the conditions of Paragraph 9C of this Addendum.

9. Condition of Premises at Commencement: As-is excepting the following which shall be the Lessor's obligation:


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A.  Lessor  shall  inspect  wood  floors  on the  second  floor and  repair  and strengthen as required.

B.  Lessor shall modify shed to provide for its use as a parking space.

C. The Expansion Space shall be in good condition and repair, broom swept clean and free of all personal property, equipment, furniture and trade fixtures of the prior tenant.

10. Early Termination: At any time after the expiration of the eighteen (18) month of the new lease term, Lessee may terminate the lease by so notifying Lessor in writing no less than six (6) months prior to the intended termination date.


/s/ Ronald S. Barkin                                         2/8/99
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 for BioTime, Inc., Lessee                                    Date


/s/ Donn Logan                                               2/8/99
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Lessor                                                        Date